Exhibit 10.5
                              AMENDED AND RESTATED
                                 PROMISSORY NOTE


$1,000,000.00                                                   APRIL 7, 2000
                                                    AMENDED DECEMBER 29, 2000
                                                              AND MAY 7, 2001



         FOR VALUE RECEIVED, JONATHAN A. SACHS, an individual with offices at 445 Minnesota Street, Suite 2400, St. Paul, Minnesota 55101 ("Maker"), promises to pay to the order of Nx NETWORKS, INC., a Delaware corporation having an address at 13575 Dulles Technology Drive, Herndon, Virginia 21071, or its successors or assigns ("Payee"), at its offices or at such other place as Payee or other legal holder hereof may, from time to time, designate, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) as provided herein, together with interest accrued from April 7, 2000 on the outstanding principal amount thereof at the simple rate of 9.0% per annum.

         All amounts owing under this Note, if not sooner paid, shall be due and payable on May 15, 2003. If Payee has fully performed all obligations under the Settlement Agreement among Payee, Maker, and certain other persons dated December 29, 2000, the Maker shall be required to prepay this Note on or before either (i) the 60th day after the closing market price per share of the Payee's common stock on the Nasdaq Stock Market has been $10.00 or more per share for ten consecutive trading days (adjusted proportionately for stock dividends, stock splits and stock consolidations with respect to such common stock) or (ii) eighteen months after Maker voluntarily terminates his employment with the Payee pursuant to Section 4(f) of the Employment Agreement between Maker and Payee dated December 29, 2000 (the "Employment Agreement") or such employment is terminated by Payee for Cause (as "Cause" is determined in accordance with the Employment Agreement).

         Maker shall have the right to prepay principal and interest, in whole or in part, at any time without penalty.

         Payment of amounts due under this Note may be paid by Maker by delivery to Nx Networks of outstanding shares of common stock of Nx Networks as provided in this paragraph. Such payment shall be made by Maker's delivery of an irrevocable notice to that effect delivered orally to the chief financial officer of Nx Networks prior to 12:00 noon on any business day in Herndon, Virginia and confirmed with a facsimile transmission of such notice signed by Maker also delivered prior to 12:00 noon on such date. Such notice shall state the number of shares being applied to payment of amounts due under this Note, and such shares shall be valued at the last reported closing sales price for the common stock (as reported by the principal trading market for such shares) at the time such notice is given by Maker. Maker shall deliver the certificate representing the shares to be applied to payment of this Note within three (3) business days after providing notice to Nx Networks, and if Maker fails to so



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deliver the certificate Nx Networks may, but shall not be obligated to, void such payment and return the share certificate to Maker. In the event shares of Nx Networks common stock are exchanged for securities of any other entity, the provisions of this paragraph related to shares of Nx Networks common stock shall be deemed to refer to the securities into which the Nx Networks common stock shall have been exchanged.

         All payments received shall be applied first to any costs incurred by Payee in enforcing its rights hereunder, next to interest and then to principal.

         This Note is secured by Makers interests in Nx Networks, Inc. pursuant to the Pledge Agreement dated concurrently herewith between Maker and Payee (the "Pledge Agreement"). Liability of Maker to pay any obligation under this Note is limited to collateral held under the Pledge Agreement, and except as provided in the Pledge Agreement, the Maker shall not be liable for any deficiency resulting from such sale or liquidation of the collateral, nor shall any action or proceeding be brought by Payee against Maker to recover judgment against him upon this Note.

         Any of the following events shall constitute an "Event of Default" hereunder:

                  (a) Maker shall fail to timely pay the principal and interest amount due under this Note and such failure continues for a period of ten (10) days after written notice of such failure is given to Maker by Payee.

                  (b) Maker makes an assignment for the benefit of his creditors or files a petition in bankruptcy or under the Federal Bankruptcy Act or any other insolvency laws or has an involuntary petition in bankruptcy filed against him and fails to have such involuntary petition vacated or discharged within sixty (60) days from the date of filing.

                  (c) A Default occurs under the Pledge Agreement, as such term is defined in the Pledge Agreement.

         If an Event of Default shall occur, Payee or any other legal holder of this Note may, at its option, give notice to Maker of Payee's intention to sell or otherwise transfer part or all of the Collateral pursuant to Sections 4 and 5 of the Pledge Agreement. Such notice shall be accompanied by a copy of this Note and shall state (i) the principal amount due, (ii) the Event of Default that has occurred and the date thereof, (iii) the portion of the Collateral Payee intends to sell or otherwise transfer and (iv) the manner in which Payee intends to sell or otherwise transfer such Collateral.

         Subject to limitations provided by the Pledge Agreement, all rights and remedies available to Payee pursuant to provisions of applicable law and otherwise are cumulative, not exclusive, and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

         If an Event of Default shall occur, Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security for the



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obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

         This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party against whom the change, modification or discharge is sought.

         This Note supercedes and replaces the Promissory Note between Maker and Payee dated April 7, 2000, which Promissory Note shall be of no further force and effect as of the date of this Note.

         This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and shall be binding upon the successors, assigns, heirs, administrators and executors of Maker and inure to the benefit of Payee, its successors and assigns.

         Maker hereby irrevocably consents to the jurisdiction of the state and federal courts presiding in the Commonwealth of Virginia in connection with any action or proceeding arising out of or relating to this Note. If any terms or provisions of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

                                             __________________________________
                                             Jonathan A. Sachs
Accepted:

Nx NETWORKS, INC.

By: _______________________

Title: _______________________









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